CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 033-59541 on Form N-4 of our report dated April 17, 2026, relating to the financial statements and financial highlights of each of the Sub-Accounts of Talcott Resolution Life Insurance Company Separate Account Two, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 27, 2026